Exhibit 99.1

Press Release Dated November 30, 2005

FOR IMMEDIATE RELEASE	CONTACT: DENNIS CIANI/512.314.2093
November 30, 2005	SUSANA JIMENEZ/512.314.6753

Wilson Family Communities, Inc. Acquires Georgetown Village –
Over $300 Million worth of New Homes Projected To Be Built

(AUSTIN) – Wilson Family Communities, Inc. (WFC), a wholly-owned subsidiary of Wilson Holdings Inc. (OTC BB: WSHD.OB), today announced that it has reached an agreement with Shell Ranch Development, Inc. for the development of five hundred thirty-(530) acres, currently known as Georgetown Village. Under the agreement, WFC has acquired fifty-four-(54) finished lots and thirty-(30) acres of land that is ready for immediate development, which will provide an additional one hundred nine-(109) single-family lots. WFC projects over 2,000 new homes to be built over the life of the development.

Clark Wilson, President of WFC, states…”given that the community is strategically located at the confluence of several new avenues north of Austin, with the first section of the new SH-130 opening 2006 and IH-35 located within minutes of our new community, we will be able to serve the market and accommodate the rapid population growth like never before”.

Georgetown Village is a master-planned community that is situated in one of the fastest growing counties in the nation. The community is west of the Interstate, nestled between Sun City, IH-35 and minutes from historic downtown Georgetown. WFC has completed its marketing analysis and foresees the opportunity to expand the current concept and encompass a much broader share of the market. WFC plans to work with the City of Georgetown under the current development agreement and introduce a variety of quality housing opportunities.

Lennar Corporation (NYSE: LEN and LEN.B) has a position in the community and is building homes from $162,990 - $189,990’s. Presently, WFC is in discussions with several local builders that are seeking quality lot positions in the area. “The builders we select will ultimately be the ones who are able to address specific niches within the overall market”…said Mark Gram, Senior Vice President of WFC.

Over the coming months, WFC will be releasing further details. To arrange a viewing of Georgetown Village contact Mark Pustka at 512.930.2322.

Wilson Family Communities, Inc. (WFC), a wholly owned subsidiary of Wilson Holdings, Inc. is headquartered in Austin, Texas; develops, manages and markets residential communities throughout Central Texas. WFC is a team of highly talented individuals with over 100 years of combined experience in residential land development and construction. Wilson Holdings, Inc. is a publicly traded company on the OTC BB Exchange under the symbol ”WSHD.OB”.

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Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption "Risk Factors” included in our Form 8-K filed October 17, 2005 and other filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

Contact: Dan Allen, Investor Relations 512.314.6750.